EXHIBIT 5.1
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
(212) 446-4800
www.kirkland.com
November 20, 2007
Triad Financial Special Purpose LLC
7711 Center Avenue, Suite 390
Huntington Beach, California 92647
     Re: Triad Automobile Receivables Trust 2007-B
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special counsel to Triad Financial Special Purpose LLC, a Delaware limited liability company (the “Depositor”), and Triad Financial Corporation, a California corporation (“Triad”), in connection with the issuance of $140,000,000 aggregate principal balance of Class A-1 5.06815% Asset Backed Notes (the “Class A-1 Notes”), $60,000,000 aggregate principal balance of Class A-2a 5.30% Asset Backed Notes (the “Class A-2a Notes”), $155,000,000 aggregate principal balance of Class A-2b Floating Rate Asset Backed Notes (the “Class A-2b Notes”), $35,000,000 aggregate principal balance of Class A-3a 5.24% Asset Backed Notes (the “Class A-3a Notes”), $72,000,000 aggregate principal balance of Class A-3b Floating Rate Asset Backed Notes (the “Class A-3b Notes”), $36,330,000 aggregate principal balance of Class A-4a 5.43% Asset Backed Notes (the “Class A-4a Notes,”), $100,000,000 aggregate principal balance of Class A-4b Floating Rate Asset Backed Notes (the “Class A-4b Notes” together with the Class A-1 Notes, Class A-2a Notes, Class A-2b Notes, Class A-3a Notes, Class A-3b Notes and the Class A-4a Notes, the “Notes”) by Triad Automobile Receivables Trust 2007-B (the “Trust”), pursuant to an Indenture (the “Indenture”), between the Trust and Citibank, N.A., as Indenture Trustee (the “Indenture Trustee”), and a certificate (the “Certificate”) by the Trust, pursuant to a Trust Agreement (the “Original Trust Agreement”), dated as of October 23, 2007, to be amended and restated as of the Issuance Date (as defined below) (the “Trust Agreement”), among Triad, the Depositor and Wilmington Trust Company, as Owner Trustee (the “Owner Trustee”).
     The Trust intends to issue the Notes on or about November 21, 2007 (the “Issuance Date”).

Triad Financial Special Purpose LLC
November 20, 2007

     We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and in order to express the opinion hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:
(i) a copy of the registration statement filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (File No. 333-132215) originally filed with the Commission on March 3, 2006, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, with respect to asset-backed notes and certificates, including the Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;
(ii) a copy of a form of prospectus supplement dated November 16, 2007 (the “Prospectus Supplement”) relating to the Notes, and the related prospectus dated November 14, 2007 (the “Base Prospectus”), substantially in the form to be filed with the Commission pursuant to Rule 424(b)(5) under the Act;
(iii) the Original Trust Agreement and a form of the Trust Agreement;
(iv) a form of the Purchase Agreement between Triad, as Originator, and the Depositor;
(v) a form of the Sale and Servicing Agreement among the Depositor, Triad, as Servicer, and the Trust (the “Sale and Servicing Agreement”);
(vi) a form of the Indenture;
(vii) a form of the Underwriting Agreement among the Depositor and the representatives of the several underwriters parties thereto, pertaining to the Notes; and
(viii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, the documents described in clauses (iii) through (vi) are referred to herein as the “Transaction Documents”).
     In our examination, we have assumed that the Transaction Documents will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts

Triad Financial Special Purpose LLC
November 20, 2007

and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents will be consummated strictly in accordance with their terms.
     On the basis of the foregoing and on the basis of our examination of the Depositor’s Certificate of Formation and Limited Liability Company Agreement and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, it is our opinion that:
(a) The Depositor is a limited liability company validly existing and in good standing under the laws of the State of Delaware; and
(b) With respect to the Notes, when duly executed and authenticated by the Indenture Trustee, in accordance with the terms of the Indenture, and issued and delivered against payment thereof, the Notes will have been duly authorized by all necessary action of the Trust and will have been legally issued, and will be enforceable in accordance with their terms and entitled to the benefits of the related Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.
     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Notes.
     We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States and the Delaware Limited Liability Company Act.
     We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP